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                                                                    EXHIBIT 99.1

                                                              [LIGHTBRIDGE LOGO]



         PAMELA D. A. REEVE RESIGNS AS PRESIDENT AND CEO OF LIGHTBRIDGE

            Company names Robert Donahue as interim President and CEO

BURLINGTON, MA - August 2, 2004 -- Lightbridge, Inc. (Nasdaq: LTBG), a leading provider of technology solutions that manage customer transactions, today announced that Pamela D. A. Reeve has resigned as President and CEO and a member of the Company's Board of Directors. The Board has named Robert Donahue, a Director of the Company, to serve as the full time interim President and CEO. Donahue will remain a member of the Board.

Ms. Reeve stated, "I have enjoyed my nearly fifteen years as President and CEO of Lightbridge and the relationships I have forged with management and the Company's clients, partners, employees and stakeholders. I am leaving Lightbridge confident in the value the Company provides to its clients, and that the employees will give their continued support to Bob and the Board. After many years of leading Lightbridge, I believe this is a good time to transition from the Company to pursue personal and business opportunities that I have been interested in for some time."

Kevin Melia, Chairman of the Lightbridge Board of Directors said, "Pam was instrumental in guiding Lightbridge to the forefront of the mobile revolution in the nineties and creating a culture that allowed the Company to navigate through the recent turbulence in the telecommunications industry. Lightbridge's recent acquisition of Authorize.Net further demonstrated her foresight in diversifying the Company's revenue stream. We wish her well as she ventures off into this new phase of her life."

Ms. Reeve will remain available for advisory purposes to assist the Company in its transition.

Mr. Donahue is a member of the Company's Board and has been Chairman of the Audit Committee since January 2004. Over a long career in high technology, he has held corporate positions at the senior executive level including President and Chief Operating Officer at Manufacturers Services Ltd. and Chief Financial Officer of Stratus Computer Inc. As CFO of Stratus, Bob was responsible for S2, a wholly owned software subsidiary that sold on line transaction processing products and services.

Mr. Melia continued, "Bob's leadership and exceptional experience in technology, high growth and cost competitive environments lends itself to meeting the challenges facing Lightbridge during this interim period. The Board is pleased that he has accepted this added responsibility and is confident that he will lead Lightbridge to improved and sustained profitability."

The Company will conduct a formal search for a new President and CEO.

Mr. Melia concluded, "As part of the management transition, Lightbridge plans to retain a search firm to identify a successor. In the meantime, the entire Board of Directors will be available to ensure the smoothest possible transition for all Lightbridge stakeholders."

ABOUT LIGHTBRIDGE

Lightbridge, Inc. (Nasdaq:LTBG) is a leading transaction processing company that businesses trust to manage customer transactions. Lightbridge adds value to fraud prevention, credit qualification, payment processing, billing, and enhanced voice and data processes. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit http://www.lightbridge.com or call 1-800-LIGHTBR.


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CONTACTS

          Timothy C. O'Brien                     Brad Cohen/Raphael Gross
          VP and CFO                             IR Counsel to Lightbridge
..         Lightbridge, Inc.                      ICR, Inc.
          781/359-4426                           203/682-8211
          to'brien@lightbridge.com               bcohen@icrinc.com

LIGHTBRIDGE and the Lightbridge logo are registered trademarks of Lightbridge, Inc.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the business outlook and trends in the future, the Company's plans, strategies and expectations for the future including, without limitation, plans to diversify its business and to achieve improved and sustained profitability are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications industry, (v) uncertainties about the Company's ability to execute on, and about the impact on the Company's business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, or the acquisition of Authorize.Net, (vi) the impact of restructuring and other charges on the Company's business and operations, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (viii) the industry risks associated with Authorize.Net's business and operations including, without limitation, illegal or improper uses of Authorize.Net's payment system, changes or failures to comply with credit card association rules, governmental regulation and the application of existing laws to Authorize.Net's business and dependence on relationships with third party payment processors, (ix) the loss of key employees, and (x) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements.